Exhibit 10.12.5

SUNSHINE SILVER MINING & REFINING CORPORATION

Deferred Stock Unit (“DSU”) Award Agreement

You have been granted a DSU award (this “Award”) on the following terms and subject to the provisions of Attachment A and the Sunshine Silver Mining & Refining Corporation Long Term Incentive Plan (the “Plan”).  Unless defined in this Award agreement (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	[•]

Number of Shares
Underlying Award	[•] Shares (the “DSU Shares”)

Grant Date	[•]

Vesting	This Award is 100% vested as of the Grant Date.

Attachment A

DSU Award Agreement

Terms and Conditions

Grant to:  [•]

Section 1.  Grant of Award.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A.  This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2.  Timing of Vesting and Delivery.

(a)                                 Vesting.  This Award is 100% vested as of the Grant Date.

(b)                                 Delivery of Shares.  The Company shall deliver the DSU Shares to the Participant on [•]; provided, however, that if the Participant’s Continuous Service is terminated for any reason or a Change of Control occurs, in each case prior to [•], the Company shall deliver the DSU Shares to the Participant on the date of termination or Change of Control (as applicable).

Section 3.  Dividend Equivalents.  If a dividend is paid on Shares during the period commencing on the Grant Date and ending on the date on which the DSU Shares are delivered to the Participant, the Participant shall be eligible to receive an amount equal to the amount of the dividend that the Participant would have received had the DSU Shares been delivered to the Participant as of the time at which such dividend is paid.  Such amount shall be paid to the Participant on the date on which the DSU Shares are delivered to the Participant in the same form (cash, Shares or other property) in which such dividend is paid to holders of Shares generally.  Any Shares that the Participant is eligible to receive pursuant to this Section 3 are referred to herein as “Dividend Shares.”

Section 4.  Additional Terms and Conditions.

(a)                                 Issuance of Shares.  Upon delivery of the DSU Shares and, if applicable, any Dividend Shares, such Shares shall be evidenced by book-entry registration; provided, however, that the Committee may determine that such Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a stock certificate or certificates.

(b)                                 Voting Rights.  The Participant shall not have voting rights with respect to the DSU Shares or, if applicable, any Dividend Shares unless and until such Shares are delivered to the Participant.

(c)                                  Transferability.  Unless and until the DSU Shares and, if applicable, any Dividend Shares are delivered to the Participant, such Shares shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant.

Section 5.  Miscellaneous Provisions.

(a)                                 Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Sunshine Silver Mines Corporation

8400 E. Crescent Parkway, Suite 600

Greenwood Village, CO 80111

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)                                 Entire Agreement.  This Agreement, the Plan, and any other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)                                  Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Committee may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d)                                 Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e)                                  Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)                                   Participant Undertaking.  By accepting this Award, the Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on the Participant pursuant to the provisions of this Agreement.

(g)                                  Plan.  The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

(h)                                 Governing Law.  The Agreement shall be governed by the laws of the State of New York, without application of the conflicts of law principles thereof.

(j)                                    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SUNSHINE SILVER MINING & REFINING CORPORATION

By:
Name:
Title:

PARTICIPANT

Name: